Exhibit 99.1

Investor Contact:	Press Contact:
Rosemary Moothart	Robert Craig
Director of Investor Relations	Director of Public Relations
+1-425-519-4068	+1-617-314-6846
rosemarym@onyx.com	pr@onyx.com
Onyx Software Reports Q4 and 2005 Results
26% Year Over Year License Revenue Growth
BELLEVUE, WA — Feb. 14, 2006 — Onyx® Software Corporation (NASDAQ:ONXS) today announced results for the fourth quarter and full year ended December 31, 2005.
2005 Fourth Quarter
Total revenue in the fourth quarter of 2005 was $15.4 million, compared with $14.9 million in the fourth quarter last year and $15.5 million in the third quarter of 2005. License revenue in the fourth quarter of 2005 was $4.7 million, compared with $4.1 million in the fourth quarter last year. License revenue in the third quarter of 2005 was $4.4 million.
For the fourth quarter of 2005, the company reported a net loss of $143,000, or a loss of $0.01 per share, compared with net loss of $1.4 million, or a loss of $0.10 per share, in the same period last year. The 2005 fourth quarter results include an income tax expense of approximately $300,000 which provides for a 100 percent allowance of deferred tax assets in one of the company’s foreign subsidiaries.
For the fourth quarter of 2005, non-GAAP net income, which excludes the amortization of acquired technology, was $113,000, or $0.01 per share. For the fourth quarter of 2004, non-GAAP net loss, which excluded severance, loss on impairment of assets and valuation adjustments of outstanding warrants, was $202,000, or a loss of $0.01 per share.
Onyx believes that supplementary disclosure regarding non-GAAP operating results assists in comparing current operating results with those of past periods. A reconciliation of non-GAAP operating income (loss) to GAAP operating income (loss) is included with the financial tables that follow this release. Use of non-GAAP results should not be considered a substitute for Onyx’s GAAP financial results.
On December 31, 2005, Onyx had cash and cash equivalents of $21.6 million compared with $14.4 million on December 31, 2004. The December 2005 balance includes net proceeds of $7.9 million from the company’s private placement announced in May 2005 as well as positive cash flow from operations in the second, third and fourth quarters.
Business Summary
“We are pleased with our achievements in 2005, the first profitable year in the company’s history,” said Janice P. Anderson, chair and chief executive officer of Onyx. “We outpaced industry growth rates with our 26 percent year-over-year increase in license revenue. We believe our unique integration of customer management and process solutions differentiates Onyx and creates additional opportunities for growth in this consolidating marketplace.
(more)

Onyx Software
2-2-2
“We are focused on increasing our market share by expanding our marketing and partner programs. The early results of these initiatives are encouraging and we expect to see the revenue benefit in the second half of 2006.”
Anderson said, “2005 was also our most prolific year in terms of product releases as we enhanced our portfolio to fulfill more of our customers’ needs. In addition, we feel we made significant progress in raising awareness of Onyx as a provider of customer management and process solutions. We are gratified by the validation we have received from leading industry analysts, trade publications and customers. Major firms including Gartner, Forrester, AMR, Yankee Group, the451 and Ventana Research have all characterized Onyx as an alternative that companies should consider.”
In the fourth quarter, 52 customers representing organizations in each of Onyx’s key segments – financial services, insurance, health care, government, and business and customer services – made license purchases. Existing Onyx customers accounted for approximately three quarters of license revenue. New customers included AIG Edison, American Home Assurance Company (Singapore), AIG Imperial — A.I. Credit Corp., Lifeline Systems, Scan Health and Tyler Technologies.
Geographically, 64 percent of total revenue in the fourth quarter was generated in the Americas and 36 percent internationally.
2005 Financial Summary
Total revenue for 2005 was $60.4 million compared with $57.6 million in 2004. License revenue for 2005 was $17.2 million compared with $13.7 in 2004.
Net income for 2005 was $991,000, or $0.06 per diluted share. This compares with a net loss for 2004 of $2.8 million, or a loss of $0.19 per share.
Recent Highlights
•	Onyx introduced Onyx Process Manager 5.1 with new and enhanced features including Process Cloning, Process Migration, enhanced Service Level Agreement (SLA) enforcement and support for Onyx Process Manager in international markets.

•	During the fourth quarter, Onyx added two new partners to its Global Alliance Program. Metric One, a provider of CRM implementation and development services, joined in October. WCI Consulting, a business intelligence and systems integration solutions provider, became an Onyx Global Alliance Partner in December to provide complete customer management and analytics solutions in Onyx’s key market segments – financial services, insurance, health care, government, and business and customer services companies.

•	Onyx initiated the Onyx Migration program for Siebel, PeopleSoft, J.D. Edwards or Vantive CRM systems customers and secured its first major sale, to a large international life insurance company that selected Onyx to support its ongoing Customer Relationship Management (CRM) strategy and business growth, replacing a Siebel implementation.
(more)

Onyx Software
3-3-3
Business Outlook
While a wide range of outcomes are possible Onyx currently expects to generate revenue growth in 2006, however, total revenue in the first quarter of 2006 is expected to be down approximately 20 percent sequentially. The company expects total expenses for the first quarter of 2006 will be approximately the same as the fourth quarter of 2005, except for an estimated additional $500,000 in stock compensation expense resulting from the adoption of FAS 123R.
Onyx Software Conference Call
Onyx will host its quarterly call to discuss fourth quarter results today at 4:30 p.m. ET (1:30 p.m. PT). Investors may participate in the call by telephone at 800-591-2731 (domestic) or 617-614-3528 (international). The passcode is 83677484.
Additionally, a live broadcast of the call will be available online at www.onyx.com and www.earnings.com, where it will be archived for approximately 30 days. A telephonic replay of the call will be available at 617-801-6888 from 6:30 p.m. ET, February 14, 2006 to 11:59 p.m. ET, March 7, 2006. The passcode for the replay is 53525953.
About Onyx Software
Onyx Software Corporation (NASDAQ:ONXS) is a worldwide leader in customer management and process software for enterprise-caliber customers. Onyx provides flexible solutions that enable organizations to automate, manage, and evolve their customer processes quickly and cost-effectively for strategic advantage. By providing an integrated suite of customer process automation applications encompassing customer management, process management, and analytics capabilities, Onyx enables enterprises to reduce costs, increase productivity and grow revenue. Major companies are aligning their customer-facing departments and managing their customer processes with Onyx software – companies such as Amway Corporation, Delta Dental, Mellon Financial Corporation, The Regence Group and State Street Corporation. More information can be found at (888) ASK-ONYX, info@onyx.com or http://www.onyx.com.
Forward-Looking Statement
This press release contains forward-looking statements, including statements about the potential benefits of our products and services and our expectations for future financial performance and growth. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “predict,” “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx’s actual results include, but are not limited to, the success of our ongoing marketing programs, our ability to generate sufficient sales pipeline, our sales effectiveness, our ability to control expenses, our ability to retain customers on our maintenance and product support program, the expansion of our partner network and the ability of these partners to effectively sell our products and the “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” described in our quarterly report on form 10-Q for the period ended September 30, 2005. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
(more)

Onyx Software
4-4-4
Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries.
Other product or service names mentioned herein are the trademarks of their respective owners.
FINANCIAL TABLES FOLLOW
###
(more)

Onyx Software
5-5-5
Onyx Software Corporation
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue
License	$4,682	$4,087	$17,224	$13,666
Service	10,710	10,837	43,173	43,968

Total revenue	15,392	14,924	60,397	57,634
Costs of revenue
Cost of license	417	371	1,579	984
Amortization of acquired technology	256	—	1,024	—
Cost of service	4,561	4,969	17,876	18,614

Total cost of revenue	5,234	5,340	20,479	19,598
Gross margin	10,158	9,584	39,918	38,036
Operating Expenses
Sales and marketing	4,875	5,017	19,261	19,354
Research and development	2,405	2,640	9,813	10,613
General and administrative	2,725	2,239	9,956	8,600
Restructuring and other-related charges	—	—	—	442
Amortization of other acquisition-related intangibles	—	—	—	627
Severance Charges	—	996	—	996

Total operating expenses	10,005	10,892	39,030	40,632

Operating income (loss)	153	(1,308)	888	(2,596)

Other income (expense), net	76	15	107	(340)
Investment losses and impairment	—	(403)	—	(403)
Change in fair value of outstanding warrants	—	199	(2)	513

Income (loss) before income taxes	229	(1,497)	993	(2,826)
Income tax provision (benefit)	372	(145)	108	(57)
Minority interest in consolidated subsidiary	—	50	(106)	(15)

Net income (loss)	$(143)	$(1,402)	$991	$(2,754)

Basic and diluted net income (loss) per share	$(0.01)	$(0.10)	$0.06	$(0.19)

Shares used in computation of basic net income (loss) per share	17,967	14,554	16,725	14,364

Shares used in computation of diluted net income (loss) per share	17,967	14,554	16,846	14,364

(more)

Onyx Software
6-6-6
Onyx Software Corporation
Supplemental Non-GAAP Information:
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating income (loss)	$153	$(1,308)	$888	$(2,596)
Adjustments to reconcile operating income (loss) in the financial statements to non-GAAP operating income (loss):
Restructuring and other-related charges
Facilities	—	—	—	155
Severance	—	—	—	287

Total restructuring and other-related charges	—	—	—	442
Amortization of acquired technology	256	—	1,024	—
Amortization of other acquisition-related intangibles	—	—	—	627
Severance	—	996	—	996

Non-GAAP operating income (loss)	$409	$(312)	$1,912	$(531)

Net income (loss)	$(143)	$(1,402)	$991	$(2,754)
Adjustments to reconcile net income (loss) in the financial statements to non-GAAP net income (loss):
Restructuring and other-related charges
Facilities	—	—	—	155
Severance	—	—	—	287

Total restructuring and other-related charges	—	—	—	442
Amortization of acquired technology	256	—	1,024	—
Amortization of other acquisition-related intangibles
Intangibles	—	—	—	627
Severance	—	996	—	996
Investment losses and impairment	—	403	—	403
Change in fair value of outstanding warrants	—	(199)	2	(513)
Deferred income tax associated with acquisitions	—	—	—	(213)

Non-GAAP net income (loss)	$113	$(202)	$2,017	$(1,012)

Non-GAAP basic and diluted net income (loss) per share	$0.01	$(0.01)	$0.12	$(0.07)

Shares used in computation of non-GAAP basic net income (loss) per share	17,967	14,554	16,725	14,317

Shares used in computation of non-GAAP diluted net income (loss) per share	18,126	14,554	16,846	14,317

(more)

Onyx Software
7-7-7
Onyx Software Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$21,574	$14,393
Accounts receivable, net	11,533	10,509
Prepaid expenses and other current assets	2,015	1,968
Current deferred tax asset	—	89

Total current assets	35,122	26,959

Property and equipment, net	2,709	3,711
Purchased technology, net	3,071	4,095
Goodwill, net	9,204	10,306
Deferred tax asset	—	35
Other assets	556	450

Total Assets	$50,662	$45,556

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,054	$1,205
Salary and benefits payable	1,760	1,937
Accrued liabilities	3,118	2,453
Income taxes payable	87	217
Current portion of restructuring-related liabilities	208	731
Current portion of term loan	167	167
Deferred revenue	15,211	17,050

Total current liabilities	22,605	23,760

Long-term deferred revenue	1,032	1,923
Long-term restructuring-related liabilities – warrants	—	52
Long-term purchased technology obligation	908	1,842
Long-term deferred rent	639	914
Term loan	56	222
Minority interest in joint venture	—	106

Shareholders’ Equity
Common stock	154,277	144,736
Accumulated deficit	(129,978)	(130,969)
Accumulated other comprehensive income	1,123	2,970

Total shareholders’ equity	25,422	16,737

Total Liabilities and Shareholders’ Equity	$50,662	$45,556